EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

The  Board  of  Directors
Summit  Financial  Corporation


We consent to incorporation by reference in the registration statements (No. 33-83538, 33-94962, and 33-94964) on Form S-8 of Summit Financial Corporation and subsidiaries of our report dated January 28, 2003, with respect to the consolidated balance sheets of Summit Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Summit Financial Corporation and subsidiaries.

Our report refers to the fact that on January 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".


/s/  KPMG  LLP

Greenville,  South  Carolina
March  17,  2003